Exhibit 10.23

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SIGILON THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

Consulting Agreement

[May Orfali, MD, MBA]

This Consulting Agreement (the “Agreement”), is made as of February 14, 2023 (the “Effective Date”) by and between Sigilon Therapeutics, Inc. (the “Company”), with offices at 100 Binney Street, Suite 600, Cambridge, MA 02142, and Rare Disease and Oncology Consulting, LLC/ May Orfali, MD, MBA (the “Consultant”).

In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.Services.  The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including but not limited to the services specified on Schedule A to this Agreement (collectively, the “Services”).  The Consultant will not devote more than twenty (20) hours per week to the performance of the Services without written approval from Company.

2.Term. This Agreement will be for an initial term of three (3) months beginning on the Effective Date (such periods being referred to herein as the “Consultation Period”).

3.Compensation.

3.1Consulting Fees.  The Company shall pay to the Consultant a consulting fee of Five Hundred and Twenty Five Dollars ($525) per hour, payable monthly in arrears, within thirty (30) days of receipt of invoice for the applicable month.  The parties hereby acknowledge and agree that this compensation represents the fair market value of the Services and has not been determined in a manner that takes into account the volume or value of any referrals or other business.

3.2Expenses.  The Company shall reimburse the Consultant for all pre-approved and documented out of pocket expenses incurred or paid by the Consultant in connection with the Services.

3.3Benefits.  Except for any right the Consultant may have, pursuant to her separation agreement with the Company, to continue her participation in the Company’s medical, dental, and vision plans, the Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company.

4.Termination.  This Agreement may be terminated in the following manner: (a) by the Company upon not less than ten (10) days prior written notice to the Consultant; (b) by the Conslultant upon not less than thirty (30) days prior written notice to the Company; (c) by the non-breaching party, upon twenty-four (24) hours prior written notice to the breaching party if one party has materially breached this Agreement; (d) immediately upon notice by the Company if the Consultant breaches or threatens to breach any provision of Sections 6 or 7 of this Agreement; or (e) at any time upon the mutual written consent of the parties hereto.  Upon expiration or termination of this Agreement, neither Consultant nor the Company will have any further obligations under this Agreement, except that (i) Consultant will terminate all Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by the Company, unless the Company specifies in the notice of termination that Services in progress should be completed; (ii) Consultant will deliver to Company all work product made through expiration or termination; (iii) Company will pay Consultant any amounts due and owing Consultant pursuant to the terms of this Agreement, up to the time of termination or expiration, for Consulting Services properly performed and all authorized expenses actually incurred, which shall constitute full settlement of any and all claims of the Consultant against the Company under this Agreement; (iv) Consultant will immediately return to Company all materials and other Proprietary Information and copies thereof provided to Consultant under this Agreement; and (e) the terms, conditions and obligations under this Agreement which by their nature are intended to survive expiration or termination will survive expiration or termination of this Agreement.

5.Cooperation.  The Consultant shall use Consultant’s best efforts in the performance of the Services.  The Company shall provide such access to its information and property as may be reasonably required to permit the Consultant to perform the Services.  The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.Proprietary Information and Inventions.

6.1Proprietary Information.

(a)For purposes of this Agreement, Proprietary Information shall mean any and all information, whether or not in writing, whether or not patentable or copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company's business, clinical, regulatory or financial affairs, including, without limitation, any Invention, trade secret, process, research, filing, technical or research data, clinical data, protocols, know-how, technology, product, processes, methods, techniques, formulas, projects, programs, developments, partnering, business or financing plan, forecast, license, price, cost, supplier or personnel information that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of providing the Services.

(b)The Consultant acknowledges that Consultant’s relationship with the Company is one of high trust and confidence and that in the course of Consultant’s service to the Company, Consultant will have access to and contact with Proprietary Information. The Consultant will not disclose any Proprietary Information to any third party or use the same for any purpose other than in the performance of the Services without written approval by an officer of the Company, either during or after the Consultation Period.

(c)The Consultant’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant of the terms of this Section 6.1, (ii) is in the Consultant’s possession at the time of disclosure otherwise than as a result of Consultant’s breach of any legal obligation, or (iii) becomes known to Consultant through disclosure by a third party having the legal right to disclose such Proprietary Information.

(d)The Consultant agrees that all material, including hard copy and electronic files, documents, letters, memoranda, reports, records, data, drawings, models, laboratory notebooks, computer programs, and computer equipment or devices if provided by the Company, which shall come into Consultant’s custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of the Services and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof, all tangible property of the Company, and all material containing Proprietary Information in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement.  After such delivery, the Consultant shall not retain any such materials, Proprietary Information or copies thereof or any such tangible property.

(e)Consultant’s obligations under paragraphs (b) and (d) above extend to such information, materials and tangible property of partners of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.

(f)The Company may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Consultant agrees to be bound by all such obligations and restrictions that are made known to Consultant in connection with the Services and to take all action necessary to discharge the obligations of the Company under such agreements.

(g)Notwithstanding the foregoing, the Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal (18 U.S.C. § 1833(b)).  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

6.2Inventions.

(a)All inventions, ideas, creations, discoveries, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made or developed by the Consultant, solely or jointly with others, or under Consultant’s direction, and whether during normal business hours or otherwise, (i) resulting from the performance of the Services or (ii) resulting or derived from Proprietary Information (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, and appoints any officer of the Company as Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  The Consultant further acknowledges that each original work of authorship which is made by the Consultant (solely or jointly with others) as part of the Services and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.

(b)Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

(c)The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records thereof.  Such written records shall be available to and remain the sole property of the Company at all times.

6.3Survivability. Consultant’s obligations under this Section 6 shall survive expiration or termination of the Agreement.

7.Non-Solicitation.  During the Consultation Period and for a period of twelve (12) months thereafter, the Consultant shall not, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by the Consultant to solicit, any employee of the Company to leave the employ of the Company; and/or (iii) solicit or divert or take away the business of any of the clients, customers or partners or prospective clients, customers or partners, of the Company that were contacted, solicited or served by the Consultant on behalf of the Company during the term of the Consultant's engagement with the Company.

8.Other Agreements; Warranty.

8.1The Consultant represents that Consultant’s performance of all the terms of this Agreement and the performance of the Services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer.

8.2The Consultant hereby represents, warrants and covenants that Consultant has the skills and experience necessary to perform the Services, that Consultant will perform said Services in a professional, competent and timely manner, that Consultant has the power to enter into this Agreement and that Consultant’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.  In addition, Consultant represents and warrants that Consultant has not been, and is not under consideration to be (i) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (ii) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. §1320a-7b(f)); (iii) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (iv) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

9.Independent Contractor Status.

9.1The Consultant shall perform all Services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

9.2The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the Services.  In performing the Services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant's control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. The Consultant is not required to attend regular meetings at the Company. However, upon reasonable notice, the Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

9.3In the performance of the Services, the Consultant has the authority to control and direct the performance of the details of the Services, the Company being interested only in the results obtained. However, the Services contemplated by the Agreement must meet the Company's reasonable standards and approval and shall be subject to the Company's general right of inspection and supervision to secure their satisfactory completion.

9.4The Consultant shall not use the Company's trade names, trademarks, service names or service marks without the prior approval of the Company.

9.5The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers' compensation insurance coverage.

10.Remedies.  The Consultant acknowledges that any breach of the provisions of Sections 6 or 7 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy the Consultant may have, the

Company shall be entitled to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

11.Notices. All notices required or permitted under this Agreement shall be given in writing (a) by personal delivery, with receipt acknowledged, (b) by prepaid certified or registered mail, return receipt requested, (c) by prepaid recognized next business day delivery service, or (d) by facsimile or email with confirmation by a method of (a), (b) or (c). Notices shall be addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 11. Notices will be effective upon receipt.

12.Continuing Obligations. The Consultant acknowledges that the Consultant continues to be bound by the Consultant’s obligations under certain agreements with the Company concerning confidentiality, non-competition, non-solicitation, non-disparagement or assignment of intellectual property (the “Continuing Obligations”).

13.Limitations of Liability. The Company recognizes that Consultant will be making suggestions, comments and recommendations based on Consultant’s expertise and understanding of the Company’s situation but that the Company is ultimately responsible for the decision to implement or not to implement these recommendations. The terms of this agreement exclude all implied warranties, including implied warranties of the merchantability and fitness of a product, service or procedure for a particular purpose. Except in the event of disclosure of Proprietary Information, in no event shall Consultant be liable for special, indirect or consequential damages, except in the event of Consultant’s willful misconduct or breach of Consultant’s confidentiality and non-use obligations set forth herein.

14.Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, excluding the Continuing Obligations and separation agreement.

15.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

16.Non-Assignability of Contract.  This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of Consultant’s rights or delegate any of Consultant’s duties without the express written consent of the Company.  Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

17.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

18.Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by Consultant.

19.Interpretation.  If any restriction set forth in Sections 6 or 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

20.Miscellaneous.

20.1No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

20.2The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

20.3In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SIGILON THERAPEUTICS, INC.	CONSULTANT

By:/s/ Rogerio Vivaldi	By: /s/ May Orfali
Print Name: Rogerio Vivaldi	Print Name: May Orfali
Title: President, CEO	Title: President
Date: February 14, 2023	Date: February 14, 2023

Note to Consultant

Please return a completed IRS Form W-9 to invoices@sigilon.com to enable payment.

Schedule A

Description of Services

The Consultant will provide services to the Company relating to the following:

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